Exhibit 99.1.  Press release.  iVoice, Inc. announces new management

iVoice, Inc. announces new management

IVoice, Inc. (OTC: IVOI.PK) announced today the appointment of Mr. Norris Lipscomb of Wimberley, Texas as its new Chairman and CEO, with a stated goal of determining a clear course of action to bring value to shareholders through either commencing or acquiring operations.  Mr. Lipscomb replaced Mr. Frank Neukomm and Mr. Robert Farr, both of American Security Resources Corporation, on the board of directors as of July 19, 2012.

“Due to not being current on its SEC disclosure, capital structure, and debt load, iVoice, Inc. has been unable to commence operations for the last year.  Rhodes Holdings LLC continues to be retained by Mr. Lipscomb to determine an acquisition candidate that will provide shareholder value,” stated Robert C. Rhodes of Rhodes Holdings LLC, a consultant to iVoice for the last eleven months.

About iVoice, Inc.

iVoice, Inc. (traded under “IVOI”), is a publicly traded company in a developmental stage that previously engaged in the communications industry as well as the “green” industry associated with hydrogen fuel cells.

About American Security Resources Corp.

American Security Resources Corp. (traded under “ARSC”, http://www.americansecurityresources.com) owns and develops unique intellectual property related to hydrogen fuel cells and business activities to help speed their implementation, funding, and sales.  In early 2012, ARSC took control of iVoice, Inc.

About Rhodes Holdings LLC

Rhodes Holdings LLC (referred to as “RHL”, http://rhodes-holdings.com) provides management consulting services that allow its clients to seek financing through the public markets, either through mezzanine debt, equity, or bank debt.  RHL management consulting is provided within the framework of its copyrighted RHL Methodology.

Safe Harbor Statement

The statements in this release that relate to the Company’s expectations with regard to the future impact on the Company’s results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The results anticipated by any or all of these forward-looking statements may not occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.